Exhibit 99.1

IMPLANT SCIENCES CONVERTS $3 MILLION NOTE INTO
CONVERTIBLE PREFERRED STOCK

Convertible Preferred Stock Instrument Also Provides an Additional $2 Million to the
Company Which is Convertible at a Premium to Current Market Price

WAKEFIELD, MA…October 3, 2005…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced that it has paid off the $3 million 120-day note and has raised an additional $2 million from Laurus Master Fund, Ltd. (“Laurus”) on September 30, 2005.  The Company issued 500,000 shares of Series D Cumulative Convertible Preferred Stock which can be paid back in cash or converted into the Company’s common stock at a fixed conversion price equal to $6.80 per common share, up to a maximum of approximately 735,000 shares, over a thirty-six (36) month period.  The preferred stock has a dividend equal to the prime rate plus one percent (1%) and provides for monthly redemptions to be paid in cash or common shares at the option of the Company, subject to certain restrictions, commencing on January 1, 2006.  In addition, Laurus was granted a warrant to purchase 50,000 shares of the Company’s common stock exercisable at a price of $10.20 per share.  The Company utilized the proceeds to repay the $3 million term note signed on July 7, 2005 plus accrued interest, and for working capital.  The transaction documents will be attached as exhibits to our Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, stated, “Since October 2002, Laurus has been a valuable partner to Implant Sciences and has provided funding for new product development, factory construction, and working capital.  We believe the issuance of this preferred stock with a conversion price of $6.80, a 20% premium above the last public closing price, shows the confidence Laurus has in our technology, products, and prospects for growth.”

Dr. Armini further stated, “I believe that over the past two years the Company has been successful in executing several strategies to commercialize our Quantum SnifferTM explosives detection technology, to acquire outside R&D funding to expand its securities product line, to grow its semiconductor business through acquisitions, and to develop new products for the treatment of breast and prostate cancer.  During this time, the Company has experienced many of the same growing pains which other companies could experience by undertaking such an ambitious endeavor, including the need for outside investments and the accumulation of losses, some of which were non-cash.  However, management is confident that with this new Laurus transaction and the improved balance sheet and working capital, we will move our security, semiconductor and medical business units to the next level.

Dr. Armini concluded, “Our explosives detection business has undergone a transformation from a development company to a marketer and seller of commercial products.  The previously announced order from China for 123 units of our handheld explosives detectors and the recent announcement that we were selected by the TSA to develop the next-generation Passenger Portal are positive indicators that our technology is gaining worldwide attention in the security marketplace.  In addition, the recent progress we have made in the execution of our business plans in our other divisions places us on a firm footing to grow both top-line revenues and bottom-line earnings.”

Fiscal 2005 Earnings Release and Conference Call

The Company requested an extension to file its Annual Report on Form 10-KSB for the year ended June 30, 2005 in order to complete certain aspects of the audit process which were more complicated than in previous years.  Included in this extension, which was filed on September 29, 2005 on Form 12(b)-25, the Company reported that it expects revenues for the year ended June 30, 2005 to be $12,286,000 as compared to $8,566,000 for the comparable prior year period, a 43% increase.  In addition, the Company reported that its net loss for the year ended June 30, 2005 is expected to be $7,405,000, or $0.91 per basic and diluted share, as compared to a $4,012,000 net loss, or $0.89 per basic and diluted share, for the comparable prior year period.  The Company’s formal earnings release is expected in the next several days at which time, management will also announce a conference call to review the financial results for the year ended June 30, 2005 and other corporate matters.  Management wishes to express its appreciation to our investors for their patience as the Company completes all necessary aspects of the audit and looks forward to communicating the results in the next several days.

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top detection devices to identify explosives.  In addition, to its other cancer treatment products the Company recently received an FDA 510k approval for its new radioactive source for the use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission.

For further information contact:

Implant Sciences Corporation

Investor Relations

(781) 246-0700, ext. 105

www.implantsciences.com